Exhibit 99.1

Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
www.penson.com
PRESS RELEASE

Penson Worldwide, Inc. Reports Results for First Quarter Ended March 31, 2008
DALLAS, TX, April 23, 2008 — Penson Worldwide, Inc. (NASDAQ: PNSN), a leading provider of execution, clearing, settlement, custody and technology products and services to the global financial services industry, today announced results for the first quarter ended March 31, 2008.
Net revenues expanded 24%, to $70.2 million compared to $56.7 million in the March 2007 quarter, with continued strong growth in non-interest revenues (+39%). Increases in clearing and commission fees (+48%), technology revenue (+59%), and other revenue (+8%) more than offset a decline in net interest revenue (-4%).
Net income grew 13%, to $8.1 million compared to $7.1 million in the year ago quarter, with earnings per diluted share increasing 19%, to $0.32, from $0.27, on 5% fewer weighted average shares (diluted) outstanding compared to the March 2007 quarter.
“The momentum we established in the second half of last year in our non-interest businesses — from new clients, added services, acquisitions and robust market volumes — carried through this quarter, benefiting our equities, options and futures businesses,” said Philip A. Pendergraft, Chief Executive Officer. “As a result, we were able to grow revenues and earnings over the same period last year, despite the significantly lower interest rates this quarter.”
Analysis of First Quarter 2008 Results
(All comparisons are to the corresponding year-ago period unless otherwise indicated)
Revenue from clearing and commission fees increased 48%, to $36.5 million, a record for this revenue category. Strong market volumes, continued growth in new correspondents and the effect of three 2007 acquisitions all contributed to this accomplishment.
Net interest revenue declined 4%, to $19.1 million. Net interest revenue from correspondent customer interest earning asset based balances declined 11%, to $16.5 million. A 203 basis point year over year reduction, to 3.22%, in the average federal funds rate and a narrower spread from a change in the mix of balances was partially offset by a 64% increase in interest earning assets, to $4.16 billion, primarily from new business and the growth of correspondents’ activities.
Net interest revenue from conduit stock loans rose 84%, to $2.6 million, due to increased demand from broker-dealer counterparties and a larger securities lending inventory.
  For Immediate Release

PENSON 1Q08 RESULTS
Technology revenue increased 59%, to $4.8 million, benefiting from continued increases in recurring revenues, as existing customers continued to expand their client base, and also due to the introduction of new products.
In the “other” category, revenue expanded 8%, to $9.8 million, primarily as a result of Penson’s new trade aggregation service, launched in November 2007. The new service aggregates trades from correspondent and non-correspondent clients for processing through counter-party organizations, enabling Penson to reduce total cost of trading for clients.
Operating margin was 18.4% versus 20.1%, reflecting principally the decline in net interest revenue, increased interest expense associated with acquisitions and share repurchases.
Penson added a net seven new correspondents in the March 2008 quarter, for a total of 284, up 11% from 255 in the March 2007 quarter. Equity clearing operations in the US, Canada and UK signed three net new correspondents, increasing the total to 246 as compared to 236 in the year ago quarter. Penson GHCO and First Capitol Group added four net new futures correspondents, for a total of 38. Penson has also signed 14 more equity clearing correspondents that are not reflected in the above numbers. Based on the time of conversion, these new correspondents are more likely to begin contributing to revenue starting in the second half of 2008.
Interest Rate Sensitivity
Penson estimates that for each 25 basis point decline in the federal funds rate from the 3.22% effective rate in the first quarter, pre-tax net income will decline approximately $500 thousand per month.
Diluted Shares Outstanding
The 1.4 million year over year decline in weighted average shares outstanding (diluted) for the quarter ended March 31, 2008 is primarily attributable to share repurchases in the second half of 2007 and the repurchase of 405,193 more shares in the March 2008 quarter (at an average price of $10.33). The remaining stock repurchase authorization balance as of March 31, 2008 totaled $7.3 million. These factors were partially offset by the effect of a combined total of approximately 194,000 shares paid in the December 2007 quarter to acquire First Capitol Group, and in the March 2008 quarter for the quarterly performance payment for the 2005 CCS acquisition. As contemplated under the terms of the Schonfeld asset purchase agreement, Schonfeld has agreed to allow Penson, in its sole discretion, to make the first earnout payment in either cash or stock. As a result the March 2008 quarter has 669,000 less weighted average shares (diluted) than the December 2007 quarter.
Conference Call
Penson will host a conference call to discuss results for the first quarter ended March 31, 2008 on Thursday, April 24, 2008, at 10:00 AM Eastern Time (9:00 AM Central Time). The call will be accessible live via a webcast on the Investor Relations section of Penson’s website located at www.penson.com. Institutional Investors can access call details via Thomson Financial StreetEvents at www.streetevents.com. A webcast replay will be available shortly thereafter on both those sites.

PENSON 1Q08 RESULTS
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO, First Capitol Group, LLC and Penson Asia Limited, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson is the Flexible Choice in Global Financial Services.
Penson Financial Services, Inc. is a member of the American Stock Exchange, Chicago Stock Exchange, FINRA, the Chicago Board Options Exchange, OneChicago, the International Securities Exchange, the NYSE Arca Exchange, the Options Clearing Corp, the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNQ Exchange and the TSX Venture Exchange, is regulated by the Investment Dealers Association of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian ATS’s. Penson Financial Services Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, London International Financial Futures Exchange, and ICE Futures. First Capitol Group, LLC is a registered Futures Commission Merchant and a member of the National Futures Association.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts
Penson Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, andy@intermarket.com, or Erica Fidel, 212-754-5448, Erica@intermarket.com
Penson Investor Relations: Anreder & Company, Gary Fishman, 212-532-3232, gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com

PENSON 1Q08 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenues
Clearing and commission fees	$36,513	$24,665
Technology	4,799	3,019
Interest, gross	48,478	48,235
Other	9,783	9,067

Total Revenue	99,573	84,986
Interest expense from securities operations	29,373	28,300

Net revenues	70,200	56,686

Expenses
Employee compensation and benefits	28,823	23,473
Floor brokerage, exchange and clearance fees	3,803	5,346
Communications and data processing	9,188	6,426
Occupancy and equipment	7,022	4,828
Other expenses	7,357	4,786
Interest expense on long-term debt	1,076	453

	57,269	45,312

Income before income taxes	12,931	11,374
Income tax expense	4,849	4,236

Net income	$8,082	$7,138

Earnings per share — basic	$0.32	$0.27

Earnings per share — diluted	$0.32	$0.27

Weighted average shares outstanding — basic	25,461	26,328
Weighted average shares outstanding — diluted	25,541	26,905

PENSON 1Q08 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$70,476	$120,923
Cash and securities — segregated under Federal and other regulations	1,936,983	1,437,561
Receivable from broker-dealers and clearing organizations	1,280,859	1,519,078
Receivable from customers, net	1,401,612	1,324,213
Receivable from correspondents	557,506	532,504
Securities borrowed	2,094,993	2,065,997
Securities owned, at market value	254,091	235,680
Deposits with clearing organizations	499,192	293,230
Property and equipment, net	27,370	27,028
Other assets	180,633	290,763

Total assets	$8,303,715	$7,846,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$1,379,998	$1,077,312
Payable to customers	3,616,755	3,590,315
Payable to correspondents	598,270	616,863
Short-term bank loans	200,277	340,530
Notes payable	75,000	55,000
Securities loaned	2,001,555	1,726,677
Securities sold, not yet purchased	61,464	82,116
Accounts payable, accrued and other liabilities	100,917	92,736

Total liabilities	8,034,236	7,581,549

Stockholders’ Equity
Total stockholders’ equity	269,479	265,428

Total liabilities and stockholders’ equity	$8,303,715	$7,846,977

PENSON 1Q08 RESULTS
Penson Worldwide, Inc.
Supplemental Data

	Three Months Ended
(in thousands)	March 31,	June 30,	September 30,	December 31,	March 31,
	2007	2007	2007	2007	2008
Interest revenue
Interest on asset based balances	$30,208	$40,483	$40,820	$41,390	$33,602
Interest on conduit borrows	16,513	19,086	18,098	15,159	13,170
Money market	1,514	1,641	1,729	1,836	1,706

Total interest revenue	48,235	61,210	60,647	58,385	48,478
Interest expense
Interest expense on liability based balances	13,198	22,509	20,771	21,952	18,802
Interest on conduit loans	15,102	17,105	16,221	13,219	10,571

Total interest expense	28,300	39,614	36,992	35,171	29,373
Net interest revenue	$19,935	$21,596	$23,655	$23,214	$19,105

Average daily balance (1)
Interest earning average daily balance	$2,532,021	$3,455,347	$3,467,722	$4,060,347	$4,160,320
Interest paying average daily balance	1,981,243	2,746,501	2,679,413	3,371,823	3,626,463
Conduit borrow	1,415,384	1,665,514	1,589,703	1,428,364	1,330,721
Conduit loan	1,413,577	1,663,601	1,587,437	1,424,199	1,324,177
Average interest rate on balances (1)
Interest earning average daily balance	4.77%	4.69%	4.71%	4.08%	3.23%
Interest paying average daily balance	2.66%	3.28%	3.10%	2.60%	2.07%

Spread	2.11%	1.41%	1.61%	1.48%	1.16%
Conduit borrow	4.67%	4.58%	4.55%	4.25%	3.96%
Conduit loan	4.27%	4.11%	4.09%	3.71%	3.19%

Spread	0.40%	0.47%	0.46%	0.54%	0.77%

(1)	Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.